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                         MARKETING AND FACILITATION AGREEMENT
                (Pro-Fac Cooperative, Inc. and PF Acquisition II, Inc.)


               This is an agreement dated as of February 22, 1999 between Pro-Fac Cooperative, Inc. ("Pro-Fac") and PF Acquisition II, Inc. ("PFA").

               The members and patrons of Pro-Fac are active growers who have joined together in their cooperative to market their crops at a fair price and to try to achieve as much stability and continuity as is possible in agriculture. While Pro-Fac and its members and patrons have considerable expertise in the growing of crops, they do not have such expertise in the processing and sale of those crops in the form of commercially viable processed food products.

               PFA is engaged in the processing, distribution and sale of frozen vegetables, but it lacks expertise in the farming and growing of the crops on which it depends for a reliable and long term source of supply for its products.

               Agripac, Inc. announced that it was disposing of its frozen vegetable business. The members of Pro-Fac and the Board of Directors of Pro-Fac each voted in favor of pursuing a bid by PFA to acquire the assets of the frozen vegetable business of Agripac, Inc. through PFA, a wholly-owned subsidiary of Pro-Fac (the "Transaction"), after which PFA is to continue its operations as a wholly-owned subsidiary of Pro-Fac.

               Following the Transaction, Pro-Fac and PFA desire that the relationship between them be governed by the terms of this agreement in order to insure that such relationship is at arm's length in order to satisfy the independent financial arrangements of PFA, which are non-recourse as to Pro-Fac, and the financial arrangements of Agrilink Foods, Inc., which Pro-Fac guarantees.

               It is therefore agreed as follows:


                                      DEFINITIONS

               1. Definitions. When used in this agreement, the following terms shall have the meanings indicated below:

                    a. "Commercial Market Value" of crops sold by Pro-Fac to PFA shall mean the weighted average of the prices paid by the other commercial processors for similar crops used for similar or related purposes sold under pre-season contracts and in the open market in the same or similar marketing areas. Where such price cannot be readily determined, then Commercial Market Value shall be determined by some other method acceptable to each party. Commercial Market Value shall be determined as provided in paragraph 7 hereof.



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                    b. "Pro-Fac Products" shall mean all products sold by PFA
which were processed from crops supplied by Pro-Fac. The determination of what is a Pro-Fac Product shall be made in an annual examination of products made from crops supplied by Pro-Fac. If made from crops supplied by Pro-Fac and from similar crops purchased directly by PFA to supplement and facilitate the marketing of crops by Pro-Fac, then such product shall be considered to be a Pro-Fac Product, provided that the value of such crops purchased by PFA for use in the product is not greater than the value of crops supplied by Pro-Fac for the product. If Pro-Fac supplies less than half the value of crops necessary to make the product, then only that portion of the product actually made from crops supplied by Pro-Fac shall be considered a Pro-Fac Product.

                    c. "Earnings (Losses) on Pro-Fac Products" shall mean the entire proceeds received by PFA from the sale of Pro-Fac Products less the costs incurred by PFA in its own behalf or in behalf of Pro-Fac in processing and selling such products. Such costs shall be determined in accordance with generally accepted accounting practices in the food industry as modified by past practices and accounting methods used by the parties and shall include all variable product costs, a pro rata share of plant and warehousing overhead costs based upon the estimated usage of facilities and a pro rata share of selling, general and administrative, overhead and financial expenses. Such costs shall include Commercial Market Value to be paid pursuant to paragraph 8 but shall not include any additional payment pursuant to paragraph 9. "Earnings on Pro-Fac Products" shall mean the amount by which such proceeds exceed such costs; "Losses on Pro-Fac Products" shall mean the amount by which such proceeds are less than such costs.

                    d. "Pro-Fac Facilitation Accommodations" shall include (but not be necessarily limited to): (i) making available by Pro-Fac to PFA access to the Federal Farm Credit System for borrowing of funds; (ii) the long term commitment of Pro-Fac hereunder to provide to PFA a stable and reliable source of high quality crops that provide the essential basis for the operation and utilization of facilities of PFA in which Pro-Fac products are processed; (iii) favorable extended payment terms provided by Pro-Fac for the payment of Commercial Market Value for crops of its members; and (iv) the acceptance by Pro-Fac of the risk of losses by PFA on the sale of Pro-Fac Products as set forth in this Agreement.

                    e. "Joint Committee" shall mean a joint committee of the boards of directors of Pro-Fac and Agrilink Foods, Inc which shall be comprised of the chief executive officer of Agrilink Foods, Inc. and an equal number of Pro-Fac Directors and Disinterested Directors, as such term is defined in the Marketing and Facilitation Agreement between Pro-Fac and Agrilink Foods, Inc., dated November 3, 1994, as amended.


                                    STRUCTURE

               2. Directors of PFA. The board of directors of PFA shall consist of such number of directors as may from time to time be elected by Pro-Fac as the sole shareholder of PFA, initially as follows:

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                    a. At least three and as many as five directors shall be
known as "Pro- Fac Directors" and shall consist of the persons chosen by the Pro-Fac board of directors from among those serving as Pro-Fac directors.

                    b. One director shall be known as the "Management Director" and shall be nominated by the president of Agrilink Foods, Inc., from among management employees of Agrilink Foods, Inc.

                    c. There may be such number of directors, to be known as "Disinterested Directors", who shall be selected from among persons suggested by the president of Agrilink Foods, Inc. Disinterested Directors shall be chosen from among persons who are not employees, shareholders (at the time of becoming directors) or otherwise Affiliates (other than by reason of being a director of
PFA) of either Pro-Fac or PFA. "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; provided, however, Affiliate shall not include a "disinterested director" of Agrilink Foods, Inc. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

                    d. Notwithstanding the foregoing, Pro-Fac may vary the number of directors, to include such number of Directors or ex officio Directors to represent the Pro-Fac members who own Class B common stock of Pro-Fac who supply crops to Pro-Fac for delivery to PFA and processing by PFA.

               3. Retention of Earnings by PFA. Pro-Fac will allow PFA to retain as working capital 80% of the Earnings on Pro-Fac Products as determined in paragraph 10. Such retention shall be accounted for as an additional capital contribution to PFA to the extent required by any third-party debt instrument by which PFA or Pro-Fac is bound.


                                       MARKETING

               4. Delivery of Crops. Pro-Fac agrees to sell and deliver to PFA all crops of the type and in the amounts set forth by acreage or tonnage in the raw product section of the profit plan applicable to PFA. The profit plan shall be determined by the boards of directors of Pro-Fac and PFA. Subject only to its inability to do so because of the vagaries of weather or other causes validly preventing growing such crops as set forth in the agreement between Pro-Fac and its members, Pro-Fac shall deliver to PFA the crops described in the profit plan applicable to PFA, and PFA agrees to process and market such crops as herein provided.


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               5. Marketing Discretion. PFA shall in its discretion determine in what form the finished processed products shall appear for marketing and what label or labels shall appear on such finished processed products. PFA shall establish the price at which it shall sell products originating in whole or in part from Pro-Fac crops. To facilitate the marketing of the finished products by PFA, title to the Pro-Fac crops shall pass to PFA at the time such crops are graded and accepted by PFA.

               6. Agency. PFA is authorized to act as agent for Pro-Fac to the extent necessary to enable Pro-Fac to receive crops from its members and deliver such crops to PFA pursuant to the terms and conditions of this agreement.


                PAYMENT FOR CROPS AND FACILITATION ACCOMMODATIONS

               7. Commercial Market Value. Commercial Market Value shall be determined in accordance with Section 1(a) by the boards of directors of Pro-Fac and of PFA acting upon the good faith recommendation of the Joint Committee.

               8. Calculation of Earnings and Losses. The determination of Earnings and Losses on Pro-Fac Products of PFA shall be made on the basis of all Pro-Fac Products of PFA considered in the aggregate each year as of the end of the fiscal year for each party.

               9. Payment for Crops. Subject to the provisions of paragraph 11, PFA shall pay to Pro-Fac as the purchase price for the crops purchased from Pro-Fac each year the Commercial Market Value of those crops, together with any additional payment which may be due Pro-Fac pursuant to paragraph 10 hereof. The due date for payment of the Commercial Market Value by PFA shall coincide with the time of payment for crops by Pro-Fac to its members.

               10. Additional Payment for Crops and for Pro-Fac Facilitation Accommodations. In any year in which PFA has Earnings on Pro-Fac Products, as an additional payment for crops beyond Commercial Market Value and for the Pro-Fac Facilitation Accommodations, PFA shall as of the end of such fiscal year remit to Pro-Fac 20% of such earnings, retaining the remaining 80% of such earnings in accordance with paragraph 3.

               11. Sharing of Losses. In any year in which PFA has Losses on Pro-Fac Products, PFA shall deduct such losses from the Commercial Market Value it would otherwise be required to pay to Pro-Fac for crops as provided in paragraph 9.

               12. Payments to Members of Pro-Fac. Pro-Fac shall not be obligated to pay out to its members and others who sold crops to Pro-Fac the entire amount of any additional payment received from PFA for crops and for the Pro-Fac Facilitation Accommodations pursuant to Section 10. It is the intent of the parties hereto that Pro-Fac will pay or allocate to its grower-members and others entitled thereto the payments received by Pro-Fac from PFA pursuant to this



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agreement only to the extent deemed advisable by the board of directors of
Pro-Fac after retaining such funds as may be necessary for the operations of Pro-Fac and PFA and for the creation of such reserve funds as may be deemed fair and reasonable.


                                   MANAGEMENT

               13. Management Services. PFA will employ Agrilink Foods, Inc. to provide management and administrative services to PFA through a service agreement. PFA shall pay Agrilink Foods, Inc. fees for such services as are set forth in such agreement.

               14. Books of Account. All accounting records and books of account necessary for PFA to perform its obligations hereunder shall be kept at such office of PFA as it deems appropriate.

               15. Policy Established by Pro-Fac Board of Directors. The management of the business of PFA shall be in accordance with the policies formulated and approved by the boards of directors of Pro-Fac and PFA. PFA delegates to Agrilink Foods, Inc. (through the service agreement referenced in paragraph 13) the authority to administer, manage and operate various aspects of the business of PFA in its normal course, limited by the provisions of law as to the delegation of authority by a corporate board of directors. Agrilink Foods, Inc. shall consult PFA and its board of directors on any matter which, by reason of its size or its nature, is not in the ordinary course of business.


                                     GENERAL

               16. Term. This Agreement shall remain in effect until the end of the fiscal year of Pro-Fac in June 2002, unless Pro-Fac shall earlier cease to be the sole owner of PFA, whereupon Pro-Fac may terminate this Agreement on 90 days notice to PFA.

               17. Assignment. This Agreement may not be assigned by either party without the written consent of the other. Any assignment during the period any third party debt instrument is in effect shall require the approval, if any, of the holders of such debt in accordance with the terms of the debt instrument.

               18. Amendment. This Agreement may be amended or modified only by a written statement of such amendment or modification duly signed by each of the parties. Any amendment during the period any third party debt instrument is in effect shall require the approval, if any, of the holders of such debt in accordance with the terms of the debt instrument.

               19. Headings. The headings preceding the text of paragraphs of this Agreement are for convenience only and shall not be deemed part of this Agreement.


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               20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               IN WITNESS WHEREOF the parties have each caused this Agreement to be entered into and executed as of the date first above written.


PRO-FAC COOPERATIVE, INC.                   PF ACQUISITION II, INC.



By: /s/ Earl L. Powers                  By: /s/ Earl L. Powers
    ___________________________             _________________________________

    Earl L. Powers                          Earl L. Powers
    ___________________________             _________________________________
    Vice President                          Vice President
    ___________________________             _________________________________

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